Exhibit 10.29
EXCLUSIVE LICENSE AND SPONSORED RESEARCH AGREEMENT
between
OMEROS CORPORATION and the UNIVERSITY OF LEICESTER
     This license agreement (the “Agreement”) is made effective the 10th day of June 2004 (the “Effective Date”) between Omeros Corporation, a Washington corporation having a principal place of business at 1420 Fifth Avenue, Suite 2600, Seattle WA 98101 USA (“Omeros”) and the University of Leicester, having a principal place of business at University Road, Leicester LE1 7RH, United Kingdom (“Leicester”).
     WHEREAS Leicester owns rights to certain technology related to mannan-binding lectin associated serine protease-2 (“MASP-2”) and a MASP-2 related plasma protein of 19 kDa commonly referred to as “MAp19”, which technology was developed in whole or in part by Wilhelm J. Schwaeble, Ph.D., (“Dr. Schwaeble” or the “Principal Investigator”) and Cordula M. Stover, Ph.D. (“Dr. Stover”), both employees of Leicester, and has obtained ownership of related technology developed by Teizo Fujita (“Dr. Fujita”) of the Fukushima Medical University, School of Medicine (“Fukushima”); and
     WHEREAS Omeros wishes to undertake an exclusive license in Leicester’s MASP-2 and MAp19 technology (including the related technology developed by Dr. Fujita), and to sponsor further research to develop Leicester’s MASP-2 and MAp19 technology at Leicester under the direction of the Principal Investigator; and
     WHEREAS Leicester wishes to grant Omeros an exclusive license in Leicester’s MASP-2 and MAp19 technology (including the related technology developed by Dr. Fujita) in return for potential royalty payments and sublicense revenue sharing, and to accept payment for such sponsored research;
     NOW THEREFORE, in consideration for the mutual covenants and obligations set forth herein as well as other good and valuable consideration, the parties hereby agree as follows:
1	Definitions

1.1	Reference to “Leicester” and “Omeros” in regards to any intellectual property right developed by the respective party shall be construed to refer to the respective party as well as the respective party’s employees, officers, directors, consultants and agents.

1.2	“Intellectual Property Rights” shall mean all inventions, ideas, discoveries, issued, reissued or reexamined patents, pending and future patent applications, continuation, continuation-in-part and divisional patent applications, utility models, inventor’s certificates, trade secrets, know-how, copyrights and trademarks.

1.3	“Sponsored Research” shall mean all research activities carried out by Leicester and/or its employees (as may be agreed by Leicester and Omeros) with the financial sponsorship, in whole or in part, by Omeros in accordance with Section 2 herein below or as otherwise agreed.

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1.4	“Leicester IP” shall mean all Intellectual Property Rights owned or held by Leicester, including without limitation all such Intellectual Property Rights arising from the work of Dr. Schwaeble, Dr. Stover, and/or other Leicester employees as well as that acquired under an assignment agreement from Dr. Fujita, prior to the Effective Date of this Agreement, or developed or obtained by Leicester after the Effective Date of this Agreement both (a) independently of Omeros (as determined by inventorship under US law with respect to any patents and patent applications) and (b) independently of the Sponsored Research, provided however that in the event and to the extent that such independently developed Intellectual Property Rights arise as the direct result of sponsorship by a not-for-profit enterprise in accordance with Section 4.3 herein, such independently developed Intellectual Property Rights shall be included within the scope of the license granted herein only if Leicester or Leicester employee(s) obtain an assignment or release of such independently developed Intellectual Property Rights from such not-for-profit enterprise, which assignment or release Leicester shall exert all reasonable efforts to obtain or to cause its employees to obtain, provided always that any of the Intellectual Property Rights described above in this section 1.4 are directly related to compositions, antibodies and/or methods for the inhibition of MASP-2 and/or MAp19 and/or the diagnosis and/or treatment of MASP-2 or MAp19 mediated disorders and/or deficiency syndromes, as well as methods, polynucleotides, polypeptides, sequences and tools related to the development and production of MASP-2 or MAp19 antibodies including without limitation murine, human, humanized and recombinant antibodies, murine lines in which MASP-2 or MAp19 genes have been knocked-out or knocked-in, and all Intellectual Property Rights in the subject matter disclosed or claimed in the draft patent application entitled Genetically modified non-human mammals and cells filed in the British Patent Office on 10 June 2004 and attached hereto as Exhibit A [†].

1.5	“Omeros IP” shall mean all Intellectual Property Rights owned or held by Omeros prior to the Effective Date of this Agreement, or developed or obtained by Omeros after the Effective Date of this Agreement independently of Leicester (as determined by inventorship under US law with respect to any patents and patent applications), including without limitation all such Intellectual Property Rights related to methods and pharmaceuticals or other agents to inhibit pain, inflammation, cartilage loss, vasospasm, smooth muscle spasm, restenosis, or tumor cell adhesion, and/or to accelerate recovery of joint motion and function, for use in surgical procedures (including without limitation arthroscopic, cardiovascular, urologic and general surgical procedures), other medical procedures, and/or for treatment of cartilaginous disorders, and drug delivery methods and systems.

1.6	“Joint IP” shall mean (a) all Intellectual Property Rights in technology that is developed jointly (as determined by inventorship with respect to any patents and patent applications) by Omeros and Leicester (as may be agreed by Leicester and Omeros) during the Sponsored Research Term (as that term is defined in Section 2.2 herein), and (b) all Intellectual Property Rights arising from and as the direct result of the Sponsored Research. Should Dr. Schwaeble or other Leicester employees enter into a consulting agreement with Omeros for general scientific consulting such as in the field of

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inflammation, then to the extent that such scientific consulting services may pertain to MASP-2 and MAp19, the results of such scientific consulting services will be treated as part of the Joint IP. However, the parties acknowledge herein that research by Dr. Schwaeble and other Leicester employees on behalf of Omeros related to MASP-2 and MAp19 will be carried out in major part through the Sponsored Research.

1.7	[†]

1.8	“Licensed Products” shall mean all antibodies, inhibitors and all other products that, were it not for the license granted to Omeros under this Agreement, infringe, or the use, manufacture, offer for sale or sale of which infringe any valid and subsisting claim(s) of any issued patent or any patentable claim(s) of any pending patent application included within the Leicester IP in the country or countries in which such products are offered for sale, sold, manufactured or used, excluding all products that would be included within the Licensed Products in accordance with the above definition only because they are products that infringe any claim(s) within the [†].

1.9	“Licensed Research Products” shall mean any antibodies that are not Licensed Products and which are produced or developed as the direct result of use of murine line(s) that, were it not for the license granted to Omeros under this Agreement, infringe, or the use of which infringe, any valid and subsisting claim(s) of any issued patent or any patentable claim(s) of any pending patent application for such murine line(s) included within the Leicester IP in the country or countries in which such lines are propagated or used.

1.10	“Net License Proceeds” shall mean the total of the gross monetary amounts invoiced and collected by Omeros for Licensed Products and Licensed Research Products (or that portion of the value of any combination product attributed to a Licensed Product or a Licensed Research Product included therein) used, manufactured, directly sold or directly distributed by Omeros, less (a) the sum of the following actual and customary deductions where applicable: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes, and any other governmental taxes imposed on particular sales; transportation charges and allowances; commissions to third party sales agents; and credits to customers because of rejections or returns and (b) any accrued Omeros IP Legal Fees (as defined below) not previously deducted. For purposes of this paragraph, the acquisition of Licensed Products and Licensed Research Products from Omeros as part of an acquisition of all or a substantial part of the assets of Omeros’ business to which this Agreement pertains shall not be considered a manufacture, sale or distribution.

1.11	“Net Sublicense Proceeds” shall mean the total of all sublicense royalties or sublicense fees received by Omeros from third parties to which Omeros grants a sublicense under the Leicester IP for the manufacture, sale or distribution of Licensed Products or Licensed Research Products, and which were not included in the Net License Proceeds, less any accrued Omeros IP Legal Fees not previously deducted, provided however that the Net Sublicense Proceeds shall not include any fees or payments from such third parties to Omeros to support research and development efforts, to purchase equity in Omeros, or for any other purpose other than as compensation for sublicense rights.

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1.12	“Omeros IP Legal Fees” shall mean the sum of all legal fees and costs incurred by Omeros to (a) evaluate, apply for, prosecute and maintain any Intellectual Property Rights included within the Leicester IP, including without limitation any such fees and costs paid by Omeros as reimbursement to Leicester for such fees and costs incurred by Leicester, and (b) obtain or assist Leicester in obtaining or attempting to obtain clear, defensible, lawful and uncontested title to the Leicester IP, including without limitation all such fees and costs incurred in [†].

1.13	“Third Party License Fees” shall mean all royalties or other fees paid by Omeros to third parties for a license from such third parties under Intellectual Property Rights owned or held by such third parties for the manufacture, use, offer for sale, sale or distribution of Licensed Products or Licensed Research Products, but shall exclude that portion of any such third party royalties or other fees paid by Omeros attributed to items sold in combination with the Licensed Products or the Licensed Research products, which items are not Licensed Products or Licensed Research products.

2	Sponsored Research

2.1	Leicester shall perform research to be conducted by or under the direction of the Principal Investigator (as may be agreed between Leicester and Omeros), directed to advancing the technology included in the Leicester IP or related technology concerning the characterization and inhibition of MASP-2 or MAp19, supported by the financial sponsorship of Omeros, and without the use of third party sponsorship that would provide any intellectual property rights in the results of the Sponsored Research to such third party, in accordance with one or more research plans (“Research Plans”) agreed to in advance in writing between Leicester and Omeros. An initial Research Plan is attached hereto as Exhibit B. No Research Plan or any amendment thereto shall be effective until executed by Leicester and Omeros, and upon mutual execution shall be automatically incorporated into this Agreement. Each Research Plan shall define scientific aims, objectives and activities, a budget and a timeline for performance of Sponsored Research during the corresponding time period.

2.2	The Sponsored Research shall be completed over a term (the “Sponsored Research Term”) that will initially run for a period of one (1) year from the appointment or designation of appropriate and mutually acceptable staff at Leicester, and that is extendable annually upon mutual written agreement for a total term of three (3) years from the Effective Date of this Agreement or as may otherwise be mutually agreed in writing. If Omeros or Leicester does not wish to extend the Sponsored Research Term for the second or the third year, such party shall provide the other party notice of non-extension at least ninety (90) days prior to the end of the preceding year. The Sponsored Research Term shall run independently of the License Term (as defined herein below) of this Agreement. Termination of this Agreement shall result in termination of the Sponsored Research Term, but termination of the Sponsored Research Term, such as in accordance with Section 14.4 herein, shall not affect the overall status of this Agreement or the License Term.

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2.3	Leicester shall supply all necessary personnel, administrative management, facilities, equipment and supplies to enable timely completion of the Sponsored Research. Reimbursement for Leicester’s costs and expenses for the Sponsored Research shall be provided only to the extent agreed to in writing in the applicable Research Plan. Each Research Plan will be completed diligently by Leicester using best efforts in accordance with prevailing professional standards and all applicable laws, regulations and Leicester’s official policies. Should the Principal Investigator become unavailable to complete any Research Plan, Leicester and Omeros may agree on a substitute investigator, and in the event that a mutually acceptable substitute is not available, either party may terminate the Sponsored Research Term.

2.4	Within thirty (30) days of the end of each quarter of the Sponsored Research Term, Leicester shall submit a status report in written and electronic form (“Status Report”) summarizing the results of the research completed during that quarter, except that annually within thirty (30) days of the end of each year of the Sponsored Research Term or at such other point in time as may be mutually agreed in writing, Leicester shall submit a final status report in written and electronic form (“Final Report”) detailing the results of the research completed during such year of the Sponsored Research Term. Upon Omeros’ request, Leicester shall complete all requested corrections and make reasonable revisions to each Status Report and/or Final Report to place it into a form suitable to meet Omeros’ objectives, including potential use of any Status Report and/or any Final Report as part of any regulatory submissions.

2.5	In full and complete consideration for the Sponsored Research completed by Leicester during the Sponsored Research Term in accordance with the Research Plan(s), Omeros shall pay Leicester [†] for the first year, and unless a change in the level of Sponsored Research work is agreed to in writing in subsequent Research Plans, this amount shall be increased by [†] per year plus, in the event of continued use of a Leicester laboratory technician in performing Sponsored Research activities after the first year of the Sponsored Research Term, any increase in fees due to British national standard pay scale changes applicable on a pro rata basis to such Leicester laboratory technician’s Sponsored Research activities, for each mutually agreed subsequent year of the Sponsored Research Term throughout which Sponsored Research is carried out (i.e., a total of [†] if the Sponsored Research Term is extended for a total three-year period and the level of Sponsored Research work during each year remains constant), payable at the rate of [†] of the annual amount per quarter within thirty (30) days of the end of each quarter within the Sponsored Research Term, provided however that no payment shall be due for any quarter prior to the receipt and acceptance by Omeros of a Status Report or any Final Report, as appropriate, for the respective quarter or year.

2.6	Omeros and the Principal Investigator shall collaborate on any proposed scientific publications of Sponsored Research data and results, including a discussion of authorship and contents. Leicester shall furnish Omeros with copies of any publication or written or oral disclosure that is proposed by Leicester, including, without limitation, disclosures in papers or abstracts or at research seminars, lectures, professional meetings, or poster sessions, at least sixty (60) days prior to the proposed date for submission for publication

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or disclosure. During such 60-day period, Omeros shall have the right to review and comment on such publication for accuracy and protection of confidential information. Additionally, upon Omeros’ written request during the foregoing 60-day period, the proposed submission for publication or disclosure shall be delayed until Omeros has completed the filing of patent applications directed to information contained in such proposed publication or disclosure or based on Omeros’ reasonable determination that publication should be delayed due to other business considerations, but in no event will such delay exceed an additional ninety (90) days following the initial 60-day period without Leicester’s written consent, which consent shall not be unreasonably withheld. Omeros shall have the right, in its sole discretion, to use, disclose, disseminate and publish (with due acknowledgement of authorship) all data and results arising out of the Sponsored Research for any and all purposes, including without limitation in and for submissions to any regulatory agencies and in marketing any products including, but not limited to, Licensed Products and Licensed Research Products.
3	Ownership of Intellectual Property

3.1	All Leicester IP shall remain owned or held by Leicester to the same extent as would be the case were it not for this Agreement.

3.2	All Omeros IP shall remain owned or held by Omeros to the same extent as would be the case were it not for this Agreement.

3.3	All Joint IP shall be jointly owned by Omeros and Leicester, i.e., Omeros and Leicester each shall hold a 50% undivided joint ownership interest in all Joint IP.

4	Grant Of License

4.1	Leicester hereby grants to Omeros for the term of this Agreement a royalty-bearing, world-wide exclusive license in the Leicester IP for the research, development, manufacture, use, sale, offering for sale, distribution, exportation and importation of any and all products and the practice of all methods within the Leicester IP, including without limitation the exclusive right to develop, manufacture, use, sell, offer for sale, distribute, export and import the Licensed Products and the Licensed Research Products and to use all murine lines within the Leicester IP for all purposes including without limitation the research, development and production of antibody products.

4.2	Leicester hereby grants to Omeros a fully-paid up, irrevocable, world-wide exclusive license in and to Leicester’s joint ownership interest in the Joint IP, for the manufacture, use, sale, offering for sale, distribution, exportation and importation of any and all products and the practice of all methods encompassed by the Joint IP.

4.3	Subject to publication approval and timing procedures consistent with Section 2.6 herein, Leicester shall retain the right to use the Leicester IP and the Joint IP for the purpose of conducting non-commercial, academic research, including research sponsored by not-for-profit entities, which shall not include the performance of research sponsored (directly or

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indirectly) by or on behalf of any for-profit entity that is in direct competition with Omeros in a technology, product or research tool that is the subject of the Leicester IP or Joint IP.
4.4	Omeros shall have the right to grant sublicenses in the Leicester IP and the Joint IP under this Agreement subject, with respect to the Leicester IP, to Omeros’ obligations to share sublicense revenues as set forth in Section 5.

4.5	As part of the licenses granted to Omeros under Sections 4.1 and 4.2, Leicester agrees to transfer and provide and/or make available to Omeros upon request progeny from the licensed murine lines, cell lines, biological materials and any other research materials encompassed by or included within the Leicester IP and/or the Joint IP to which Leicester has appropriate rights and access, all such materials being provided on the basis of Omeros reimbursing Leicester for Leicester’s actual cost in providing such materials but for no additional consideration.

4.6	Leicester also grants to Omeros a right of first refusal for an exclusive license in all of Leicester’s Intellectual Property Rights, for which Omeros has not already been granted a license hereunder, and for which Leicester has all necessary rights to offer such first refusal, and Leicester shall exert reasonable efforts to obtain such necessary rights, in (1) any commercially applicable technology that arises during the Term of this Agreement and is directly related to MASP-2 and/or MAp19 as more fully defined in the Leicester IP and the Joint IP, and (2) any technology that has been developed through the contribution of both Omeros and Leicester after the Sponsored Research Term.

5	Royalties and Sublicense Revenue

5.1	Omeros shall pay Leicester on a quarterly basis a royalty for Licensed Products of [†] of the that portion of the Net License Proceeds realized during each respective quarter from Licensed Products (the “Licensed Product Royalty”), provided however that Omeros shall be entitled to deduct from the Licensed Product Royalty any accrued Third Party License Fees paid by Omeros on the Licensed Products not already deducted, but in no event shall Third Party License Fees be permitted to be deducted to an extent that such Third Party License Fees would reduce the Licensed Product Royalty by greater than [†] for any given quarter.

5.2	Omeros shall pay Leicester on a quarterly basis a royalty for Licensed Research Products (the “Licensed Research Products Royalty”) of (a) [†] of that portion of the Net License Proceeds realized from Licensed Research Products during each respective quarter during and only during the first three (3)-year period following initial introduction of the relevant product to a commercial market, and (b) [†] of that portion of the Net License Proceeds realized from Licensed Research Products during each respective quarter after the first three-year period until such time that any third party should introduce into a commercial market a competing product that does not infringe the Leicester IP, after which third-party introduction no further Licensed Research Products Royalty shall be payable for the relevant product, provided however that Omeros shall be entitled to

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deduct from the Licensed Research Products Royalty any accrued Third-Party License Fees paid by Omeros on Licensed Research Products not already deducted, but in no event shall Third-Party License Fees be permitted to be deducted to an extent that such Third Party License Fees would reduce the Licensed Research Products Royalty by greater than [†] for any given quarter.

5.3	Omeros shall pay Leicester on a quarterly basis a share of that portion of the Net Sublicense Proceeds collected by Omeros on Licensed Products and collected by Omeros (“Sublicensed Product Revenue Share”) from sublicensed third parties during each respective quarter, such Sublicensed Product Revenue Share being either (a) [†] for any sublicenses in connection with the Licensed Products granted hereunder prior to the earlier of (i) [†], or (ii) the second year anniversary of the Effective Date of this Agreement, or (b) [†] for any sublicenses in connection with the Licensed Products granted hereunder thereafter.

5.4	Omeros shall pay Leicester on a quarterly basis a “Sublicensed Research Product Revenue Share” that is (a) an initial percentage share (“First Share Percentage”) of that portion of the Net Sublicense Proceeds realized from Licensed Research Products and collected by Omeros from sublicensed third parties during each respective quarter during and only during the first three (3)-year period following initial introduction to a commercial market of the relevant antibody product by the respective sublicensee, and (b) a subsequent percentage share (“Second Share Percentage”) of that portion of the Net Sublicense Proceeds realized from Licensed Research Products and collected by Omeros from sublicensed third parties during each respective quarter after the initial three-year period. For any sublicenses in connection with Licensed Research Products granted hereunder prior to the earlier of (i) [†], or (ii) the second year anniversary of the Effective Date of this Agreement, the First Share Percentage shall be [†] and the Second Share Percentage shall be [†]. For any sublicenses in connection with Licensed Research Products granted hereunder thereafter, the First Share Percentage shall be [†] and the Second Share Percentage shall be [†].

5.5	Omeros shall promptly provide Leicester with a copy of all sublicenses granted by Omeros in the Leicester IP and/or the Joint IP under this Agreement.

5.6	Following receipt from the University of the results of all Sponsored Research and the completion of all other necessary and beneficial research activities by Omeros and/or by others to support appropriate government regulatory submissions by Omeros, [†], Omeros shall use reasonable efforts, based on reasonable commercial prudence, to diligently develop and introduce to the market one or more Licensed Products and/or Licensed Research Products. Ongoing performance of research and/or development efforts to generate or further advance one or more Licensed Products and/or Licensed Research Products by Omeros, internally at Omeros and/or under contract with Leicester and/or a third party, shall be deemed to be diligent efforts under this Section 5.6.

5.7	It is Omeros’ current intent to commercially develop and seek regulatory clearance to clinically test and then market an inhibitor of MASP-2 and/or MAp19 activity following

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Leicester’s identification of selective and high-affinity inhibitors of MASP-2 and MAp19 activity and demonstration by Leicester of the therapeutic benefit of such inhibitors in animal models. Within three months of the identification by Omeros of a Licensed Product or Licensed Research Product that is determined by Omeros to be a viable and optimal clinical development candidate, Omeros will submit a development plan to Leicester that sets forth Omeros’ planned activities and estimated timing for the development, regulatory approval and market introduction of one or more Licensed Products and/or Licensed Research products. Assuming anticipated and adequate progress is made in the Sponsored Research [†], Omeros anticipates the identification of an initial potential candidate for a Licensed Product or Licensed Research Product that is a potential clinical development candidate within two years of the commencement of the Sponsored Research. The foregoing statements within this Section 5.7 and such development plan are or will be provided as indications of current or future intentions only, and shall have no binding effect on Omeros, nor shall it give rise to any right or obligation to either party, and any modification, alteration or failure to meet any of these intentions shall have no impact on this Agreement.

6	Payments

6.1	Quarterly royalty and sublicense revenue payments shall be made in British Pounds Sterling by Omeros to Leicester within sixty (60) days of the end of the quarter. Payments shall be computed based on a conversion from any other denomination to British Pounds Sterling for any revenues received or costs and expenses incurred by Omeros during the relevant quarter or other reporting period, as provided herein, using the prevailing exchange rate in effect at the date and time that funds are transferred from Omeros’ account to Leicester’s account (in the case of payment by wire transfer) or at the date and time of issuance of a check by Omeros (in the case of payment by check). Each quarterly payment shall be accompanied by a report specifying (a) the source of the royalties itemized by product and country, (b) any Omeros IP Legal Fees or Third Party License Fees that were deducted from gross proceeds to determine Net License Proceeds or Net Sublicense Proceeds as provided in Sections 1.10 or 1.11 of this Agreement, and (c) the total of all discounts, returns, credits and commissions deducted from gross proceeds to determine Net License Proceeds or Net Sublicense Proceeds as provided in Sections 1.10 or 1.11 of this Agreement. Following the two-year anniversary of the Effective Date of this Agreement, in the event that Omeros receives no such quarterly royalty and sublicense revenue in any given quarter, it shall nevertheless submit a quarterly report to that effect to Leicester within sixty (60) days of the end of the quarter.

6.2	Leicester reserves the right to employ a certified public accountant to review and reconcile the directly relevant accounting records and procedures of Omeros as they relate to the determination of royalties or sublicense revenue fees under Section 5 herein during reasonable business hours and no more than twice a year, and Omeros agrees to make available at Omeros’ place of business all such directly relevant accounting records for that purpose within 30 (thirty) days of written request by Leicester. The cost of such review shall be borne by Leicester, unless it is found that Omeros under-paid a quarterly royalty or sublicense revenue fees for any quarter by an amount of 10% (ten percent) or greater, in which case the cost of such review shall be borne by Omeros.

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6.3	In the event any royalty or sublicense revenue fee payments due under Section 5 herein are not timely paid by Omeros, Omeros shall pay to Leicester interest charges on such late payments at a rate of [†] per annum.

6.4	Not withstanding anything to the contrary herein, Omeros shall have no obligation to pay any royalties or sublicense revenue fees under Section 5 for any product based on any patent claim that has been declared invalid or unenforceable by a court or governmental body of competent jurisdiction or based on any patent claim that is not enforceable in the jurisdiction(s) where such products are manufactured, used, sold, offered for sale, imported or distributed.

7	License Progress

7.1	Omeros shall on an annual basis, commencing on the one-year anniversary of the Effective Date of this Agreement and annually thereafter, deliver to Leicester within thirty (30) days after the end of the respective year a written progress report detailing the status of Omeros’ efforts to fund, patent, develop and commercialize Licensed Products and Licensed Research Products.

8	Patent Prosecution

8.1	Omeros shall have the sole right at its discretion to apply for, prosecute and maintain patents for inventions included within the Leicester IP and the Joint IP (“Patent Filings”) in the name of the legally appropriate inventors and/or parties to this agreement and/or jointly with third parties as may be legally appropriate, provided however that (a) Omeros shall bear all cost and expense for all such Patent Filings, subject to the right to deduct Omeros IP Legal Fees as set forth herein, (b) Omeros shall keep Leicester timely informed of the progress of all Patent Filings and timely provide Leicester copies of all official documentation related to such Patent Filings, (c) at Omeros’ discretion and until such time that Omeros provides a written request for transfer of responsibility, Leicester shall continue at Omeros’ cost with the prosecution of any patent applications for the Leicester IP it may have filed prior to the Effective Date of this Agreement, subject to consultation with and direction from Omeros prior to taking any substantive action, but in any event Omeros shall assume responsibility for prosecuting the patent application attached as Exhibit A hereto within two months following the later of the filing of such patent application by Leicester or the Effective Date of this Agreement, and (d) Omeros shall exert commercially reasonable efforts to diligently pursue all Patent Filings to issuance or final determination of unpatentability, provided however that if Omeros determines at its sole discretion to not make Patent Filings for any commercially significant inventions within the Leicester IP or the Joint IP in any countries of commercial significance, or abandons any Patent Filing prior to issuance or final determination of unpatentability, Omeros shall give Leicester advance written notice of such determination, Leicester shall have the right thereafter to elect upon written notice to Omeros to pursue such Omeros abandoned Patent Filings at Leicester’s sole expense,

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and such Omeros abandoned Patent Filings shall be excluded from the scope of the licenses granted under this Agreement.

8.2	Omeros shall reimburse Leicester for Leicester’s reasonable documented legal fees and costs paid by Leicester for any patent applications prepared and/or filed or prosecuted by Leicester for inventions within the Leicester IP prior to the effective date of this Agreement or in accordance with Section 8.1 above. Payment for such reimbursed expenses shall be made within thirty (30) days of Omeros’ having received a receipt-documented invoice from Leicester, provided however that Leicester represents that all such legal fees and costs incurred by Leicester prior to the effective date of this Agreement shall not exceed [†].

8.3	Leicester shall promptly provide written disclosure to Omeros of any inventions, improvements, or applications included within the Leicester IP or Joint IP conceived, developed, made or arising before or during the term of this Agreement. Leicester will provide all reasonable assistance, including review of documents and the execution of all documents and causing Leicester’s employees to review and execute all documents, necessary to make, prosecute, maintain and enforce the Patent Filings, all for no additional consideration but with reimbursement by Omeros of Leicester’s reasonable expenses for such assistance.

8.4	Leicester shall promptly provide written disclosure to Omeros of any and all potentially material prior art known prior to the Effective Date of this Agreement or that becomes known during the License Term of this Agreement to any Leicester employee that is associated with this Agreement, the Sponsored Research, the Leicester IP or the Joint IP.

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9	Representations, Warranties and Other Obligations of Omeros

9.1	Omeros represents and warrants that it has the requisite corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder.

9.2	Omeros has and will maintain reasonably adequate insurance coverage for employment practices and general liability for all its activities under this Agreement. Prior to Omeros’ marketing of any Licensed Product, Licensed Research Products, or product encompassed by the Joint IP, or making any such products available for use in any human patients, Omeros will obtain and maintain reasonably adequate product liability insurance.

10	Representations, Warranties and Other Obligations of Leicester

10.1	Leicester has disclosed to Omeros the existence of the NatImmune Patent Applications and information as to the development of the Leicester IP, and Leicester warrants that it has made reasonable efforts to ascertain the details of such development and that it reasonably believes the same to be true. Leicester and Omeros [†] Leicester is the lawful joint owner of certain invention(s) disclosed in the NatImmune Patent Applications and is lawfully entitled to establish joint ownership title in and to the NatImmune Patent Applications. Leicester acknowledges that the ability of Leicester to establish clear, defensible, uncontested and lawful title to Leicester’s joint ownership rights in the NatImmune Patent Applications [†] in the NatImmune Patent Applications is of material importance to Omeros, and any potential failure to obtain such title or rights to Omeros’ satisfaction will be grounds for Omeros, at Omeros’ sole discretion, to terminate this Agreement and its respective payment obligations under Section 5 herein, or to seek modification of this Agreement, any such modification (but not such termination) to be mutually agreed in accordance with Section 16.1.

10.2	Leicester and Omeros agree to cooperate and assist each other in establishing Leicester’s clear, defensible, uncontested and lawful title to Leicester's joint or sole ownership rights [†] in the NatImmune Patent Applications and, except as provided expressly herein, neither party shall [†]. After the Effective Date of this Agreement and after Omeros has provided Leicester written confirmation that Omeros has made sufficient [†] (and not prior to receipt of such written confirmation), Leicester shall [†]. At Omeros’ discretion, upon written notice to Leicester, Omeros shall have the right, at Omeros’ expense and following [†] provided that Omeros will keep Leicester timely informed of [†] in the NatImmune Patent Applications, [†] consideration to any concerns or comments made by Leicester to Omeros, and except as expressly authorized herein will not undertake on behalf of Leicester [†] and shall not, except to the extent expressly agreed in writing prior to doing so, make [†]. Omeros agrees that it will [†] and not take any action or make any [†]. Leicester acknowledges that Omeros’ [†] to achieve the objectives set forth herein are likely to be [†] and making such [†] shall not, of themselves, be considered [†] nor shall the taking of any [†]. Neither party shall [†] without the other party’s written consent, which consent shall not be unreasonably withheld if such action is reasonably necessary to achieve the objectives of this Agreement; provided that Omeros shall at all times keep Leicester timely informed of all [†] and Leicester shall be entitled to [†] in connection with any such [†] and Omeros shall give Leicester reasonable advance notice to the extent practical prior to [†]. Not withstanding anything to the contrary above within this Section 10.2 or elsewhere in this Agreement, Leicester acknowledges that Omeros is under no affirmative duty or obligation to [†] and that Omeros shall have the absolute right and shall be free to, concurrent with or subsequent to delivery of Omeros’ written notice to Leicester of termination of this Agreement under Section 14.2 herein, take whatever actions are needed and enter into any agreements necessary to [†] provided that Omeros shall give Leicester reasonable advance notice to the extent practical prior to [†].

10.3	Leicester and Omeros acknowledge that the [†]. [†] this Agreement shall continue in force unless terminated in accordance with the provisions of Section 14.2 or 14.3 herein, [†] or portions thereof shall be deemed to be excluded from the Leicester IP.

10.4	Leicester represents and warrants, subject to the disclosure referred to in Section 10.1, that it is the owner of all right, title and interest in any and all inventions included within the Leicester IP and the Joint IP made or to be made wholly or jointly by Leicester employees, including without limitation those made by Dr. Schwaeble and Dr. Stover, and shall cause Dr. Schwaeble and Dr. Stover to each execute this Agreement to confirm their agreement to be bound to the same extent as Leicester with respect to all relevant provisions of this Agreement.

10.5	Leicester represents and warrants that it is the owner of all right, title and interest in any and all inventions that were made wholly or jointly by Dr. Fujita that are included within the Leicester IP, has obtained an assignment from Dr. Fujita together with a release of all such rights from Fukushima, has provided to Omeros a true copy of such assignment and release, is under no restriction or obligation with respect to Dr. Fujita or Fukishima that is inconsistent in any way with Leicester’s obligations under this Agreement, and that Omeros shall have no obligation to compensate Dr. Fujita or Fukushima as the result of Omeros’ exercise of its rights and fulfillment of its obligations under this Agreement.

10.6	Subject to [†] as discussed in Section 10.1 above, Leicester represents and warrants to Omeros that as far as it is aware, after having used reasonable efforts to ascertain relevant facts and having formed a reasonable belief as to their truth, it has the lawful right to grant the licenses conveyed under this Agreement, and that the Leicester IP and the Joint IP are unencumbered by any third party obligation, commitment, restriction or license. [†].

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10.7	[†], Leicester warrants that it is not aware of any third party rights that would be infringed as a result of Omeros’ fulfilling the terms of this Agreement.

10.8	Leicester has and will maintain reasonably adequate insurance coverage for employment practices and general liability for all its activities under this Agreement.

10.9	THE WARRANTIES SET FORTH EXPRESSLY IN THIS AGREEMENT ARE THE SOLE WARRANTIES MADE BY EITHER PARTY TO THE OTHER AND THERE ARE NO OTHER WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE LICENSED PRODUCTS, THE LICENSED RESEARCH PRODUCTS, OR OTHER PRODUCTS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11	Confidentiality

11.1	Leicester and Omeros hereby affirm and incorporate by reference the terms of the Mutual Nondisclosure Agreement between the parties dated September 23, 2003 concerning the subject matter of this Agreement, a copy of which is attached hereto as Exhibit C, except to the extent that the terms of such nondisclosure agreement may conflict with the terms of this Agreement, in which case the terms of this Agreement shall prevail. The parties further agree that the mutual obligations of nondisclosure and non-use set forth in such Mutual Nondisclosure Agreement shall subsist for a period of five (5) years after the termination of this Agreement.

11.2	The terms of this Agreement shall be maintained in strict confidence by both Leicester and Omeros, and may not be disclosed by either party without the consent of the other party, except as may be required under a court order or decree or as required to comply with any governmental law, rule or regulation, and Omeros may disclose the terms of this Agreement to Omeros’ current and potential employees, directors, consultants, shareholders, investors and corporate partners.

12	Indemnification

12.1	Each party (the “Indemnifying Party”) shall indemnify, hold harmless and defend the other party and its employees, officers, directors, consultants and agents (the “Indemnified Party”) against any and all claims, suits, losses, liabilities, damages, costs, fees, and expenses (“Claims”) resulting from or arising directly out of the Indemnifying Party’s breach of any representation, warranty or obligation under this Agreement, or the Indemnifying Party’s exercise of the rights and obligations under this license or any sublicense, except that such obligation to indemnify, hold harmless and defend shall not extend to any Claims to the extent such Claims result from or arise directly from the negligence or misconduct of the Indemnified Party. This indemnification does not include any indemnity in relation to product performance or product liability, and furthermore does not include any incidental, consequential or special damages.

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13	Enforcement of Patent Rights

13.1	If either party learns of the infringement of any patent or other intellectual property right included in the Leicester IP or the Joint IP, that party shall promptly notify the other party of such infringement and will provide the other party with all evidence of infringement in the notifying party’s possession. Both parties shall use their best efforts in cooperation with each other to terminate third party infringement without litigation.

13.2	Omeros shall have the sole right at its discretion to enforce the Leicester IP and the Joint IP against third party infringers, including the initiation of any civil action in Omeros’ name, at Omeros’ sole cost, in which event any award, judgment, settlement or damages collected shall belong solely to Omeros without duty to account to Leicester. In the event that it is necessary for Omeros to join Leicester as a party to any such civil action, Leicester shall join such action for no additional compensation but at Omeros’ sole expense, and any award, judgment, settlement or damages collected shall belong solely to Omeros without duty to account to Leicester.

13.3	If Omeros unreasonably declines to initiate enforcement of the Leicester IP and the Joint IP against any third party infringer within ninety (90) days of a written demand from Leicester to do so, then Leicester shall have the sole right at its discretion to enforce the Leicester IP and the Joint IP against such third party infringer, including the initiation of any civil action in Leicester’s name, at Leicester’s sole cost, in which event any award, judgment, settlement or damages collected shall belong solely to Leicester without duty to account to Omeros.

14	Term and Termination

14.1	Unless terminated earlier as set forth in Section 14.2 or 14.3 herein below, this Agreement shall subsist so long as there is any pending patent application within the Leicester IP or the Joint IP, any patent application in the process of being prepared for filing as agreed to by Omeros and Leicester or any valid and subsisting claim included within any patent, utility model or inventor’s certificate within the Leicester IP or the Joint IP (the “License Term”).

14.2	Omeros may terminate this Agreement by providing ninety (90)-days advance written notice of termination under this Section 14.2 to Leicester, with or without cause, at any time [†].

14.3	Either party may terminate this Agreement at any time in the event that the other party (a) breaches any material obligation of this Agreement by first submitting written notice of breach to the breaching party, which breach is not substantially cured within ninety (90) days of the receipt of such notice, followed by written notice of termination then being sent to the breaching party, or (b) declares or is adjudged by a court of competent jurisdiction to be insolvent, bankrupt or in receivership, and such insolvency, bankruptcy or receivership materially limits such party’s ability to perform its obligation under this Agreement, excluding reorganizations entered into by such party with the consent of the other party, which consent shall not be unreasonably withheld.

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14.4	Omeros may at any time terminate its sponsorship of the Sponsored Research by providing ninety (90)-days advance written notice of termination under this Section 14.4 to Leicester, with or without cause, at any time, in which event Sections 2.1 — 2.3 herein shall cease to be effective, and Sections 2.4 and 2.5 shall cease to be effective after all reports are provided and accepted and all payments are made for Sponsored Research performed in accordance with the applicable Research Plan prior to such notice, but the remainder of this Agreement shall continue in full force and effect for the License Term, including all rights and obligations of both parties hereunder. In the event of Omeros’ termination of its sponsorship of the Sponsored Research under this Section 14.4, Omeros shall pay to Leicester any and all non-cancelable sums reasonably incurred or committed to by Leicester prior to receipt of the notice of termination.

14.5	The provisions of Sections 2.6 (Publication), 3 (Ownership of Intellectual Property), 4.2 - 4.6 (License as applicable to Joint IP and right of first refusal), 8 (Patent Prosecution as applicable to Joint IP), 9 and 10 (Representations and Warranties and Other Obligations), 11 (Confidentiality), 12 (Indemnification), 13 (Enforcement as applicable to Joint IP), 15 (Use of Names) and 16 (Miscellaneous) above shall survive expiration or termination of this Agreement for the period set forth therein or, if no period is set forth therein, then indefinitely.

15	Use of Names

15.1	Nothing contained in this Agreement confers any right to either party to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the other party hereto, and neither party shall make such use without the prior written consent of the other party, provided however Omeros may through written, oral or electronic communication disclose the existence of this Agreement and the names of Leicester, Dr. Schwaeble, Dr. Stover, Dr. Fujita and other of Leicester’s employees and consultants to Omeros’ current and potential employees, directors, consultants, shareholders, investors and corporate partners, and as required to comply with any governmental law, rule or regulation.

16	Miscellaneous

16.1	This Agreement including all appendices and exhibits attached thereto or incorporated by reference therein constitutes the entire understanding of the parties hereto regarding the subject matter of this Agreement, and no other representation, agreement, promise or undertaking altering, modifying, taking from or adding to the terms of this Agreement shall have any effect unless the same is reduced to writing and duly executed by the parties hereto. In the event of any conflict between the main body of this Agreement and any attachments thereto or documents incorporated by reference therein, the provisions of the main body of this Agreement shall control.

16.2	Either party’s failure to enforce any provision of this Agreement will not be considered a waiver of future enforcement of that or any other provision.

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16.3	The laws of the state of Delaware, United States, without regard to its conflict-of-laws provisions, shall govern this Agreement, its interpretation and its enforcement, and any disputes arising out of or related to this Agreement.

16.4	The parties agree that, except as provided herein below, any claim or controversy arising out of or relating to this Agreement or breach thereof shall be settled by arbitration in the state of Delaware, United States, in accordance with the commercial rules of the American Arbitration Association by a panel of three arbitrators, one selected by each party and the third selected by the other two arbitrators. In any such arbitration proceeding, judgment upon the award rendered by the arbitrator shall be final and binding upon the parties and may be entered by either party in any court or forum of competent jurisdiction as provided herein below. Notwithstanding the foregoing, both parties agree that any claims or controversies concerning the validity or enforceability of any intellectual property, or the actual or threatened disclosure or misuse of confidential information, may alternately be resolved by a civil action in any court of competent jurisdiction as provided herein below, and both parties further agree that each shall retain the right to seek injunctive relief in any court of competent jurisdiction as provided herein below to prevent a breach, threatened breach or continuing breach of this Agreement which would cause irreparable injury (e.g., breaches of confidentiality or the like).

16.5	Any civil action prosecuted or instituted by either party as permitted herein above with respect to any matters arising out of or related to this Agreement shall be brought in either the United States District Court located in the state of Delaware, United States (if federal subject matter jurisdiction therein lies) or the Superior Court for the state of Delaware, United States (if there is no subject matter jurisdiction in federal court), and each party hereby consents to the jurisdiction and venue of such courts for such purposes.

16.6	In the event that it is necessary for either party of this Agreement to take legal action to enforce any of the terms, conditions or rights contained herein, or to defend any such action, then the prevailing party in such action shall be entitled to recover from the other party all reasonable attorneys fees, costs and expenses related to such legal action.

16.7	In the event that any portion of this Agreement is held invalid or unenforceable by a court of law, that provision will be construed and reformed to permit enforcement of the provision to the maximum extent permissible consistent with the parties’ original intent, and if such construction is not possible, such provision shall be struck from this Agreement, and the remainder of the Agreement shall remain in full force and effect as if such provision had never been part of this Agreement.

16.8	For the purposes of this Agreement, the parties hereto are independent contractors, and nothing in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Except as provided expressly herein, each party agrees that it shall have no authority to bind or obligate the other party, nor shall any party hold itself out as having such authority.

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16.9	Neither party will be liable for failure or delay in performing any obligation under this Agreement, or will be considered in breach of this Agreement, if such failure or delay is due to a natural disaster or any cause reasonably beyond such party’s control, provided that such party resumes performance as soon as possible following the end of the event that caused such delay or failure of performance.

16.10	Neither party may assign this Agreement, or any obligation or right under this Agreement, in whole or in part, without the other party’s prior written consent, which consent will not be unreasonably withheld. This Section shall not be construed in any way to limit Omeros’ rights to grant, at Omeros’ sole discretion, sublicenses hereunder. Leicester consents to Omeros’ assignment of this Agreement in whole or in part in connection with the merger, consolidation or transfer of all or substantially all of that portion of Omeros’ assets to which this Agreement relates. Subject to these restrictions, this Agreement will be binding upon and will inure to the benefit of the parties’ permitted successors and assignees.

16.11	Any notice required or permitted to be given hereunder by either party shall be in writing and shall be (a) delivered personally, (b) sent by registered mail, return receipt requested, postage prepaid, (c) sent by an internationally recognized courier service guaranteeing next-day delivery, charges prepaid, or (d) delivered by facsimile (with the original promptly sent by any of the foregoing manners) to the addresses or facsimile numbers of the other party set forth below, or at such other addresses as may from time to time be furnished by similar notice by either party. The effective date of any notice hereunder shall be the date of receipt by the receiving party.

If to Omeros:	If to Leicester:

Omeros Corporation	University of Leicester
1420 Fifth Avenue, Suite 2600	University Road
Seattle, WA 98101	Leicester, LE1 7RH
U.S.A.	United Kingdom

Attention:	Gregory A. Demopulos, M.D.,	Attention: Research and
	Chairman & CEO	Business Development Office

And copy to:	Marcia S. Kelbon,
Patent & General Counsel

Fax: (206) 264.7856	Fax: +44 (0) 116.252.2028
Phone: (206) 623.4688	Phone: +44 (0) 116.252.2347
16.12	This Agreement may be executed in one or more counterparts, each of which will be considered an original, and all of which will constitute the same instrument.

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     IN WITNESS WHEREOF, Omeros and Leicester have each acknowledged and accepted this Agreement by causing it to have been signed by their respective duly authorized officials.

OMEROS CORPORATION		UNIVERSITY OF LEICESTER

By:	/s/ Gregory A. Demopulos	By:	/s/ Clare O’Neill

Name:	Gregory A. Demopulos, M.D.	Name:	Clare O’Neill

Title:	Chairman & CEO	Title:	Business Development Manager

Date:	7/6/04	Date:	10th June 2004

Fax:	206.264.7856	Fax:	0044 116 252 2028
The above Exclusive License and Sponsored Research Agreement is acceptable to the undersigned investigators, who agree to abide by the terms set forth therein.

WILHELM J. SCHWAEBLE, PH.D.		CORDULA M. STOVER, PH.D.

Signed:	/s/ Wilhelm J. Schwaeble	Signed:	/s/ Cordula M. Stover
Title:	Professor of Immunology	Title:	Lecturer in Immunology
Date:	10/06/04	Date:	10 June 04
Fax:	0044-116-252-5030	Fax:	0044-116-252-5030

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EXHIBIT A
To the Exclusive License and Sponsored Research Agreement
Between Omeros Corporation and the University of Leicester
PATENT APPLICATION

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EXHIBIT B
To the Exclusive License and Sponsored Research Agreement
Between Omeros Corporation and the University of Leicester
RESEARCH PLAN
1st-Year Research Program Outline — Omeros and University of Leicester
     The following are the research aims of the Sponsored Research program for the first year. All activities to meet the aims are to be carried out by Leicester (“Dr. Schwaeble’s lab”) except for those aims noted for performance by Omeros, other investigators or contractors. Aims indicated as to be performed by Omeros or third parties are provided herein for reference purposes only and shall not be interpreted as any obligation on the part of Omeros. Specific aims and corresponding timeline may be modified as mutually agreed in writing by Dr. Wilhelm Schwaeble and Omeros.
     Aims as set forth will extend into a second year of the Sponsored Research Program.
     Specific Aims:
     [†] [Redaction continues for three pages]

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EXHIBIT C
To the Exclusive License and Sponsored Research Agreement
Between Omeros Corporation and the University of Leicester
MUTUAL CONFIDENTIALITY AGREEMENT

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